Exhibit 10.1

January 8, 2009

Howard Malovany

1771 Princeton Court

Lake Forest, Illinois 60045

Dear Howard,

It is my pleasure to extend this offer to you for the position of Vice President, General Counsel, located in Waterbury, Vermont. In this capacity, you will report directly to me and be part of our Enterprise Leadership Team. We anticipate your first day of employment to be on February 9, 2009.

Your compensation is comprised of an annual base salary of $310,000, paid in bi-weekly increments. You will also be entitled to participate in the Green Mountain Coffee Roasters, Inc. Senior Executive Officer Short-Term Incentive Plan (the “STIP”). Your target bonus for FY09 will equal 50% of your base salary. Your target bonus for subsequent years will be determined annually by a subcommittee of outside members of Green Mountain Coffee Roasters, Inc.’s board of directors. Your annual performance metrics under the STIP will be mutually agreed upon and will be based on specific financial and individual targets, determined in accordance with the terms of the STIP. You will be eligible to participate in the STIP on a pro-rata basis for FY09. Bonuses under the STIP shall be subject to and payable in accordance with the terms set forth in the STIP.

Additionally, you will be eligible to participate in the Green Mountain Coffee Roasters, Inc. 2006 Incentive Plan, as amended (the “2006 Plan”) with a target of 80% of your base salary. Awards under this plan are paid out in a combination of equity (stock options and/or restricted stock) and/or cash. You will be eligible to participate in the 2006 Plan for FY10 subject to the 2006 Plan’s terms and limitations. Plan documents for both the STIP and 2006 Plan have been sent to you under separate cover.

As an inducement to your accepting this position, and subject only to approval by the Board of Directors (the “Board”), on or promptly following your first day of employment, you will be granted an option to purchase 35,000 shares of Green Mountain Coffee Roasters, Inc. common stock at the market value as of the close of business on the date of grant (the “Inducement Option”). The Inducement Option is a non-qualified option and will vest ratably over 4 years at 25% a year. The Inducement Option, and any other options or other equity that you may receive during your employment shall be subject to any applicable stock option plan, option certificate and shareholder and/or option holder agreements and other restrictions and limitations generally applicable to equity held by our executives or otherwise required by law. You will only be eligible to receive stock options or other equity, as expressly provided in this letter or as otherwise expressly authorized by the Board. Prior to issuing the Inducement Option or any other equity to you, we may require that you provide reasonable representations regarding your sophistication, investment intent and other such matters.

You are also eligible for a one time sign-on bonus of $25,000 (gross) to be paid to you in the first payroll of your employment. Should you leave the company, voluntarily, within six months of your date of hire, you must reimburse the sign on bonus to GMCR on a prorated basis.

GMCR will reimburse you for the reasonable and customary moving expenses incurred in moving your household to Vermont, including lease breakage costs and temporary housing in an amount not to exceed $75,000 (substantiated with receipts).

You will be eligible to participate in all benefit programs offered to our executives generally from time to time in accordance with plan terms. Our benefits offerings currently include health, dental, vision and life insurance, a flexible spending plan, 401(k) and an Employee Stock Purchase Plan. You will be eligible for medical benefits the first of the month following 30 days of employment. Kathy Brooks would be happy to answer any additional questions you might have regarding your benefits. A full benefits information packet will be sent under separate cover.

Subject only to Board approval, you will also be designated a Participant in the Green Mountain Coffee Roasters, Inc. 2008 Change-In-Control Severance Benefit Plan (the “CIC Plan”). The CIC Plan provides certain severance benefits in connection with a qualifying termination during the three months preceding and the twelve months following a change in control as defined in the CIC Plan (a “Change in Control Period”). A copy of the CIC Plan is enclosed.

While we look forward to a mutually beneficial employment relationship, either you or we may end your employment at any time upon notice to the other. If we terminate your employment outside of a Change in Control Period for any reason other than gross misconduct, you will be eligible to receive the “Severance Benefits,” as defined below.

For purposes of this letter agreement, “Severance Benefits” means the following: (A) twelve (12) months of base salary continuation as severance; (B) continued contributions by the Company to the premium cost of your participation in the Company’s group medical and dental plans under the federal law known as “COBRA” at the same rate the Company was contributing to the premium cost of such coverage immediately prior to your termination, subject to your timely election to continue such participation for yourself and your eligible dependents and to your payment of any employee contribution to the premium cost of such participation applicable to you immediately prior to termination by withholding from your severance payments, until the earlier of 12 months from the termination of your employment and the date you become eligible for coverage under the medical and/or dental plan of another employer; and (C) a pro-rata portion of the bonus you would have earned under the STIP, if any, for the fiscal year in which termination occurs calculated by multiplying the bonus you would have received had your employment continued until the end of such fiscal year by a fraction, the numerator of which is the number of calendar days from the first day of the fiscal year (or the first day of the applicable portion of such year) through the date of termination and the denominator of which is the number of calendar days in the fiscal year (or applicable portion of such year), which shall be paid at the time bonuses for the fiscal year in which the termination occurs are paid to other STIP participants generally, provided that any payment under this clause (C) shall be subject to and payable in accordance with the terms set forth in the STIP.

To receive the Severance Benefits, you will be required to sign and return to us a general release of claims in a form we will provide within 5 business days following such termination of employment (the “Release”). The Company will provide you with a period to sign the Release that is at least as long as the time period required by law to render it fully effective, but that period shall not exceed forty-five (45) days. You must deliver the Release to us within 2 business days after you sign it. Your salary continuation will begin on the next regular pay date that is up to seven (7) days later than the expiration of any period of revocation that we must provide you to render the Release fully effective, provided that you do not revoke it, and provided that your salary continuation shall begin no later than fourteen (14) business days following your delivery of the Release to the Company. The first payment will be retroactive to the date of termination.

To qualify as an “involuntary separation” a termination by the Company of your employment must constitute an involuntary “separation from service” (as defined at Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. If at the time of your separation from service you are a specified employee as hereinafter defined, any and all amounts payable in connection with such separation from service that constitute deferred compensation subject to Section 409A of the Code, as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six months following such separation from service, shall instead be paid on the date that follows the date of such separation from service by six (6) months. For purposes of the preceding sentence, the term “specified employee” means an individual who is determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A of the Code.

This offer and your right to accept it are expressly conditioned upon your compliance with the requirements of the Immigration and Reform and Control Act of 1986, your successful completion of the pre-employment physical. All payments made to you pursuant to this letter will be payable in accordance with our general payroll practices and subject to all applicable withholdings and deductions.

Howard, I look forward to working with you and am very pleased that you will be joining the Green Mountain Coffee Roasters team. I am confident that with your leadership we can be even more successful.

If you have any questions, please contact Kathy Brooks at 802-882-2101.

Sincerely,

/s/ Larry Blanford
Larry Blanford
Chief Executive Officer

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